SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, For Use of the Commission Only
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[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SCHUFF INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SCHUFF INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 12, 2004
__________________

To Our Stockholders:

     The 2004 Annual Meeting of Stockholders of Schuff International, Inc. will be held at its offices located at 1841 W. Buchanan Street, Phoenix, Arizona, on Tuesday, October 12, 2004, beginning at 10:00 a.m. local time. At the meeting, stockholders will act on the following matters:

1.	Election of six directors, each for a term of one year; and

2.	Any other matters that properly come before the meeting.

     Stockholders of record at the close of business on September 2, 2004 are entitled to vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of the Company’s 2003 Annual Report to Stockholders, which includes audited financial statements, and the Company’s Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Complimentary parking is available. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Your vote is important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope.

By Order of the Board of Directors

Michael R. Hill
Vice President, Chief Financial Officer,
Treasurer and Secretary

September 15, 2004
Phoenix, Arizona

i

ii

SCHUFF INTERNATIONAL, INC.
1841 WEST BUCHANAN STREET
PHOENIX, ARIZONA 85007

PROXY STATEMENT

     This Proxy Statement contains information related to the 2004 Annual Meeting of Stockholders to be held on October 12, 2004 at 10:00 a.m. local time, at its offices located at 1841 W. Buchanan Street, Phoenix, Arizona, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about September 15, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company’s management will report on the Company’s performance during fiscal 2003 and respond to questions from stockholders.

Who is entitled to vote?

     Only stockholders of record at the close of business on the record date, September 2, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Registration and seating will begin at 9:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please note that, if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk before the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the annual meeting. As of the record date, 7,063,122 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

     You can vote on matters to come before the meeting in two ways:

1.	You can attend the annual meeting and cast your vote in person; or

2.	You can vote by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendation of the Board of Directors.

What if I vote and then change my mind?

     You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of the Company a notice of revocation; or

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

     Your last vote will be the vote that is counted.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see Page 4).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

     Election of Directors - The six nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) also will have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

     Other Items - For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     Effect of Broker Non-Votes - If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How much did this proxy solicitation cost?

     The Company has retained Computershare Trust Company, Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $2,000, plus reasonable expenses. (Note: This fee does not include the costs of printing the proxy statements, which is borne by the Company.) Some of the officers and other employees of the Company also may solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means, although they will not receive compensation for doing so other than their regular compensation. The Company also will, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.

BOARD OF DIRECTORS

     This section gives biographical information about our directors and describes their membership on Board committees, their attendance at meetings, and their compensation.

Election of Directors

     The Board of Directors proposes that each of the nominees described below be elected to serve until the 2005 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified or until his resignation or removal, whichever first occurs. All of the director nominees are currently serving as directors of the Company.

     Each of the nominees has consented to serve a one-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

     The directors standing for election are:

David A. Schuff, 73	Director since 1976

     David A. Schuff has served as the Chairman of the Board of Directors since the Company’s inception and is a co-founder of the Company. Mr. Schuff served as President and Chief Executive Officer of the Company from its founding in 1976 to 1995. Mr. Schuff has been involved in the steel fabrication and erection business in a number of capacities since 1958. David A. Schuff is the father of Scott A. Schuff.

Scott A. Schuff, 46	Director since 1976

     Scott A. Schuff is the President and Chief Executive Officer of Schuff International, Inc., Schuff Steel Company and a co-founder of the Company. Mr. Schuff has served in numerous capacities with the Company since its founding in 1976, and has been the President and Chief Executive Officer since 1995. Scott A. Schuff is the son of David A. Schuff.

Edward M. Carson, 74	Director since 1997
Member of the Audit Committee
Member of the Compensation Committee

     Edward M. Carson was the Chairman of the Board of Directors and Chief Executive Officer of First Interstate Bancorp, a bank holding company, from 1990 through June 1995.

Dennis DeConcini, 67	Director since 1997
Member of the Audit Committee
Member of the Compensation Committee

     Dennis DeConcini is a former United States Senator for Arizona and currently is a partner of Parry, Romani, DeConcini and Symms, P.C., a consulting firm based in Washington, D.C., and is a partner of DeConcini McDonald Yetwin & Lacy, P.C., a law firm with offices in Tucson and Phoenix,

Arizona, and in Washington, D.C. Mr. DeConcini is a director of Natrol, Inc. and Forensic Technology, Inc. Mr. DeConcini also served, by appointment of the President of the United States, on the Board of Directors of the Federal Home Loan Mortgage Corporation (Freddie Mac), a federally chartered mortgage finance corporation, until May 2000. He is also Chairman of the Board of the National Center for Missing and Exploited Children.

H. Wilson Sundt, 72	Director since 1999
Member of the Audit Committee
Member of the Compensation Committee

     H. Wilson Sundt was the Chairman of the Board of Directors of The Sundt Companies, Inc. from January 1999 through December 1999. Mr. Sundt was Chairman of the Board of Directors and Chief Executive Officer of Sundt Corp., a privately-held general construction contracting firm, from 1976 to December 1998, and served as its President from 1979 through 1983. Mr. Sundt also serves as a director of Unisource Energy Corporation. Mr. Sundt has been active in the construction industry since 1957.

Michael R. Hill, 50	Director since 2001

     Michael R. Hill has served on the Board of Directors since May 2001, and as the Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since September 30, 2000. Prior to September 30, 2000, Mr. Hill was associated with Motor Coach Industries International, the leading designer, manufacturer, and marketer of inter-city motor coaches and related replacement parts in North America since 1977. Mr. Hill received his B.B.A. degree from Eastern New Mexico University and attended graduate school at the Kellogg School of Management, Northwestern University.

The Board of Directors unanimously recommends a vote FOR election of each of the director nominees.

How are non-employee directors compensated?

Annual Fee: Each non-employee director receives a retainer based on an annualized rate of $20,000. Non-employee directors may elect to receive all or part of their retainer either in shares of the Company’s common stock or cash.

Meeting Fees: Each non-employee director receives a fee of:

•	$1,000 for attendance at each Board meeting; and

•	$700 for attendance at each Board committee meeting not held at the same time as a Board meeting.

Options. Under the 1998 Director Compensation Plan, each non-employee director receives an automatic grant of 500 shares of common stock and a non-qualified option to purchase an additional 500 shares of common stock each year as of the third business day following the public release of the Company’s fiscal year-end earnings information. For fiscal 2003, Messrs. Carson, DeConcini and Sundt received grants of stock and options to purchase stock under this plan. These annual option grants immediately vest and become exercisable, permitting the holder to purchase shares at their fair market value on the date of grant, which was $1.30 in the case of options granted in 2003. Unless earlier terminated, forfeited or surrendered pursuant to the plan, each option granted will expire on the tenth anniversary date of the grant.

Expenses: Each non-employee director is also reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Board committee meeting.

Are employees of the Company paid additional compensation for service as a director?

No. We do, however, reimburse them for travel and other related expenses.

How often did the Board meet during fiscal 2003?

The Board of Directors met four (4) times during fiscal 2003. Attendance by directors at the meetings of the Board and Board committees on which they served was 100%.

What committees has the Board established?

The Board of Directors has standing Compensation and Audit Committees. The members who serve on the Compensation and Audit Committees are indicated in the following table.

Name	Compensation Committee	Audit Committee
Edward M. Carson	X	X
Dennis DeConcini	X	X
H. Wilson Sundt	X	X

Compensation Committee. The Compensation Committee of the Board of Directors reviews all aspects of compensation of executive officers of the Company, makes recommendations on such matters to the full Board of Directors, and administers the Company’s 1997 Stock Option Plan and 1999 Employee Stock Purchase Plan. In fiscal 2003, the Compensation Committee met five (5) times and all members were present at each meeting.

Audit Committee. The Audit Committee makes recommendations to the Board concerning the selection and retention of outside auditors for the Company, reviews the financial statements of the Company, oversees the establishment and implementation of such systems of internal accounting and auditing control as it deems appropriate, and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews certain proposals for major transactions. In fiscal 2003, the Audit Committee met ten (10) times and all members were present at each meeting.

REPORT OF THE AUDIT COMMITTEE

The audit functions of the Company’s Audit Committee are focused on three areas:

•	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

•	The independence and performance of the independent auditors; and

•	Compliance with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the independent auditors and with the appropriate financial management.

The Audit Committee meets privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee also recommends to the Board of Directors the appointment of the independent auditors and periodically reviews their performance and independence from management.

In addition, the Audit Committee reviews the Company’s financing plans and reports recommendations to the full Board for approval and to authorize action.

The Board of Directors has determined that none of the Directors serving on the Audit Committee has a relationship to the Company that may interfere with their independence from the Company and its management. As a result, each Director who serves on the Audit Committee is “independent” as required by American Stock Exchange listing standards.

The Board of Directors has determined that the Audit Committee has an audit committee financial expert, Edward Carson. Mr. Carson is independent and for the following reasons is an audit committee financial expert: Mr. Carson has over 50 years of business management experience, including, without limitation, experience in supervising financial and banking personnel as president and former CEO of a major bank. He later became chairman and CEO of the bank’s parent company. Mr. Carson has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience analyzing and evaluating financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee any issues the independent auditors believe should be raised.

This year, the Audit Committee reviewed the Company’s financial statements and met with the Company’s management and Deloitte & Touche LLP, the Company’s independent auditors for the fiscal year ended December 31, 2003, to discuss the financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items related to that firm’s independence from the Company. The Audit Committee also discussed with Deloitte & Touche LLP any matter required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications).

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Dennis DeConcini
Edward M. Carson
H. Wilson Sundt
As Members of the Audit Committee

Nomination of Directors

     The Company does not maintain a standing nominating committee or other committee performing similar functions because more than 50% of the voting power is beneficially held by the Schuff Family and, therefore, the company is a controlled company under American Stock Exchange (“AMEX”) rules. The function of nominating directors is carried out by the entire Board of Directors. Our Bylaws, however, provide a procedure for you to recommend candidates for director at an annual meeting. For more information, see Page 22 under “Stockholder Proposals and Nominations.”

     The Board will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical and other information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations below under the heading “Proposals by Stockholders.” To be considered by the Board, each nominee, whether submitted by a stockholder or the Board, must have a strong professional or other background with a reputation for integrity and responsibility. Each nominee must have experience relevant to the Company’s business in such areas (among others) as construction, business development, finance or accounting. The nominee must be able to commit sufficient time to appropriately prepare for, attend, and participate in all Board and applicable Board committee meetings, as well as the annual meeting of stockholders, and must not have any conflicts of interest with the Company. The Board also requires a certain number of director nominees to be independent as defined under the AMEX listing standards and SEC regulations, and that at least one member of the Audit Committee be a financial expert. The Board will seek recommendations from outside legal, accounting, and other advisors in order to locate qualified nominees. All nominees, whether submitted by a stockholder or the Board, will be evaluated in the same manner by the Board, based upon their qualifications, experience, interpersonal, and other relevant skills.

EXECUTIVE OFFICERS AND COMPENSATION

This section contains biographies of all of our executive officers and charts that show the amount of compensation earned by our Chief Executive Officer and by our four other most highly paid executive officers. It also contains the report of the Compensation Committee explaining the compensation philosophy for the Company’s most highly paid officers.

Executive Officers

     The following are biographies of each of the Company’s current executive officers, except for Scott A. Schuff, David A. Schuff and Michael R. Hill, whose biographies are included above under “Board of Directors.”

Glen S. Davis, 50	President of Schuff Steel - Atlantic, Inc. Schuff Steel-Atlantic, formerly known as Addison Steel, Inc., was acquired by the Company in June 1998. Mr. Davis entered into an employment agreement with the Company in connection with the acquisition. Mr. Davis has been employed with Schuff Steel-Atlantic since 1973 and has served as its President since 1989.

Saied Mahdavi , 43	President of Quincy Joist Company. Quincy Joist Company was acquired by the Company in June 1998. Mr. Mahdavi entered into an employment agreement with the Company in connection with the acquisition. Mr. Mahdavi has been President of Quincy Joist since January 1990.

Ted F. Rossin, 59	President of Schuff Steel-Pacific, Inc. Schuff Steel-Pacific, formerly known as Bannister Steel, Inc., was acquired by the Company in October 1998. Mr. Rossin has been employed with Schuff Steel-Pacific since 1979 and has served as its President since June 1996. From 1994 to 1996, Mr. Rossin was Vice President and General Manager of Bannister Steel.

Randy J. Eskelson, 51	President of On-Time Steel Management Holding, Inc. In August 2001, Mr. Eskelson was appointed President of Six Industries, and held that position until May 2004. In May 2003 he was appointed President of On-Time Steel Management Holding, Inc. Mr. Eskelson joined the Company in 1985 as a project manager based in San Diego, California. Since then Mr. Eskelson has held various positions with the Company, including vice president and operations manager for Schuff Steel Company.

Stephen H. Knippel, 45	President of Schuff Steel-Gulf Coast, Inc. In May 2004, Mr. Knippel was appointed President of Schuff Steel-Gulf Coast, formerly known as Six Industries, Inc. Mr. Knippel served as Vice President Operations of Six Industries from August 2000 until April 2003, and as Executive Vice President from May 2003, until his appointment as President.

Summary Compensation Table

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during each of the years in the three year period ended December 31, 2003, of those persons who were, at December 31, 2003, (i) the Company’s Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
		Annual Compensation			Awards		Payouts
					Restricted	Securities		All
				Other Annual	Stock	Underlying	LTIP	Other
Name and		Salary	Bonus	Compensation	Award(s)	Options /	PAYOUTS	Compensation
Principal Position	Year	$	$(1)	$(2)	$	SAR's	$	$(3)
Scott A. Schuff	2003	$505,841	—	$27,528				$3,000
President & Chief	2002	$395,064	—	$28,856	—	—	—	—
Executive Officer	2001	$417,844	$195,495	$7,284	—	—	—	$2,625

Saied Mahdavi	2003	$305,769	—	$8,826				$389,333	(7)
President,	2002	$300,000	$75,000	$10,907	—	—	—	$388,663	(8)
Quincy Joist Co.	2001	$300,000	$169,745	$5,139	—	— (4)	—	$604,958	(9)

Glen S. Davis	2003	$203,845	—	$14,542				$363,540	(10)
President,	2002	$300,000	$86,092	$12,506	—	—	—	$266,075	(11)
Addison Steel, Inc.	2001	$300,000	$144,070	$5,537	—	— (5)	—	$389,975	(12)

Ted F. Rossin President,	2003	$407,697	—	$22,271				$53,466	(13)
Bannister Steel, Inc.	2002	$333,656	$71,058	$21,278	—	—	—	$53,216	(14)
	2001	$240,000	$154,835	$19,685	—	— (6)	—	$85,092	(15)

David A. Schuff	2003	$475,960	—	$8,283
Chairman of	2002	$390,470	—	$8,161	—	—	—	—
The Board	2001	$342,701	$30,000	$4,324	—	—	—	—

(1)	Includes bonus amounts earned and paid in the applicable fiscal year and paid or to be paid in the following fiscal year. Excludes bonuses paid in the applicable fiscal year but earned in the preceding fiscal year.

(2)	The aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer was less than either $50,000 or 10% of the total annual salary and bonus for that executive during each of these years.

(3)	The amounts shown in this column represent the dollar value of contributions made by the Company to the Company’s 401(k) retirement savings plan for the benefit of the Named Executive Officers and other compensation as described below.

(4)	Mr. Mahdavi received an annual stock option grant of 276,000 stock options on February 20, 2001. However, pursuant to the terms of an Agreement to Cancellation of Stock Options and Amended Employment Agreement effective November 12, 2001, the 2001 Annual Options Grant and all prior options granted were cancelled.

(5)	Mr. Davis received an annual stock option grant of 116,000 stock options on February 20, 2001. However, pursuant to the terms of an Agreement to Cancellation of Stock Options and Amended Employment Agreement effective November 12, 2001, the 2001 Annual Options Grant and all prior options granted were cancelled.

(6)	Mr. Rossin received an annual stock option grant of 12,800 stock options on February 20, 2001. However, pursuant to the terms of an Agreement to Cancellation of Stock Options and Amended Employment Agreement effective November 12, 2001, the 2001 Annual Options Grant and all prior options granted were cancelled.

(7)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $3,000 and $386,333 pursuant to the terms of an Agreement to Cancellation of Stock Options effective November 12, 2001. Mr. Mahdavi also received $386,300 in 2004 pursuant to the terms of the above referenced agreement.

(8)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,330 and $386,333 pursuant to the terms of an Agreement to Cancellation of Stock Options effective November 12, 2001.

(9)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,625, $386,333 pursuant to the terms of an Agreement to Cancellation of Stock Options, and $216,000 pursuant to the terms of an Amended Employment Agreement, both agreements effective November 12, 2001, for the cancellation of 664,000 stock options.

(10)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,181, $263,325 pursuant to the terms of an Agreement to Cancellation of Stock Options effective November 12, 2001, and $98,034 pursuant to the terms of the Second Amendment to Employment Agreement effective September 5, 2002. Mr. Davis also received $263,300 in 2004 pursuant to the terms of the above referenced Agreement to Cancellation of Stock Options.

(11)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,750 and $263,325 pursuant to the terms of an Agreement to Cancellation of Stock Options effective November 12, 2001.

(12)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,625, $263,350 pursuant to the terms of an Agreement to Cancellation of Stock Options, and $124,000 pursuant to the terms of an Amended Employment Agreement, both agreements effective November 12, 2001, for the cancellation of 496,000 stock options.

(13)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $3,000 and $50,451 pursuant to the terms of an Agreement to Cancellation of Stock Options effective November 12, 2001. Mr. Rossin also received $50,451 in 2004 pursuant to the terms of the above referenced agreement.

(14)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,750 and $50,466 pursuant to the terms of an Agreement to Cancellation of Stock Options effective November 12, 2001.

(15)	Amount represents Company’s 401(k) contribution (referenced in (3) above) in the amount of $2,625, $50,467 pursuant to the terms of an Agreement to Cancellation of Stock Options, and $32,000 pursuant to the terms of an Amended Employment Agreement, both agreements effective November 12, 2001, for the cancellation of 73,533 stock options.

Options/SAR Grants in Last Fiscal Year

     The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended December 31, 2003, and does not maintain an option or other stock based plan that provides for the grant of stock appreciation rights (“SARs”).

Aggregated Option/SAR Exercises In Last Fiscal Year
and Fiscal Year-End Option/SAR Values

     There were no outstanding options pertaining to the Named Executive Officers. The Company does not maintain an option or other stock based plan that provides for the grant of SARs.

Employment Agreements

     There were no employment agreements between the Company and any of the Named Executive Officers during the year ended December 31, 2003. There were no severance agreements between the Company and any of the Named Executive Officers.

Change of Control Arrangements

     If the Company sells all or substantially all of its assets, or merges with or into another corporation, stock options outstanding under the Company’s 1997 Stock Option Plan are required to be assumed or equivalent options are required to be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Company’s Board of Directors determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the option holder will have the right to exercise his or her option, including shares as to which such option would not otherwise be exercisable. If the Board makes options fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board must notify the option holder that the option is fully exercisable for a period of 30 days from the date of such notice and the option will terminate upon the expiration of such period, but not later than the expiration of the term of the option.

Report of the Compensation Committee on Executive Compensation

     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2003.

What is the Company’s philosophy of executive officer compensation?

The Company’s compensation program for executive officers consists of two key elements:

•	a base salary, and

•	a performance-based annual bonus.

     The Compensation Committee believes that this two-part approach best serves the interests of the Company and its stockholders. As described more fully below, each element of the Company’s executive compensation program has a somewhat different purpose.

     The two-part approach enables the Company to meet the requirements of the competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of the stockholders. Under this approach, compensation for these officers was ultimately based upon:

•	the Committee’s assessment of the executive officers’ performance,

•	the continuing demand for superior executive talent,

•	the Company’s overall performance, and

•	the Company’s future objectives and challenges.

     The Company’s philosophy is to pay base salaries to executives that reward these executives for ongoing performance throughout the year and that enable the Company to attract, motivate and retain highly-qualified executives. The annual bonus program is designed to reward executives for performance and is based primarily on the Company’s financial results. The Board believes that these compensation components provide a balanced approach that enables the Company to attract and retain experienced executives, reward such executives for their individual and collective contribution to the profitability of the Company, and ensure that the incentives of the Company’s executives are aligned with the best interests of its stockholders.

     The Board’s decisions concerning the specific 2003 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer’s level of responsibility, performance, current salary and prior-year bonus and other compensation awards. As noted below, in most cases the Board’s specific decisions involving 2003 executive officer compensation were ultimately based upon the Board’s judgment regarding the individual executive officer’s performance, potential future contributions, and whether each payment or award would provide an appropriate reward and incentive for such officer to sustain and enhance the Company’s long-term performance.

     In addition to the foregoing, the base salary, annual bonus, and other related compensation for Messrs. Davis, Mahdavi, and Rossin were primarily established through negotiations with the executives at the time the Company acquired Addison Steel, Quincy Joist and Bannister Steel in fiscal 1998, and is set forth in the executives’ respective employment agreements with the Company as described above.

How do we determine base salary for Messrs. Schuff and Schuff?

     The Board typically establishes each executive’s base salary at a level that is designed to reflect that executive’s position and responsibility within the Company, to attract and retain highly-qualified executives, and to be competitive with similarly situated executives at steel services companies of similar size and revenue levels. The Board also takes into account, among other things, the individual executive’s experience and performance during the past year.

How are annual bonuses determined for Executive Officers?

     Bonuses typically are paid based upon the Board’s judgment regarding the significance of the individual executive officer’s contributions during a given year and the overall financial performance of the Company. The Company’s bonus plan generally makes such bonuses substantially contingent upon the Company’s achievement of certain objective performance goals related to revenue and net income, although the plan does not preclude discretionary bonuses based upon other factors, such as individual achievement. Due to the difficult economic circumstances in which the Company operated in 2003, none of the Company’s Executive Officers received bonuses attributable to performance for this period.

Do executives receive any other benefits?

     Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of the Company.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

     Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, provides that executive compensation in excess of $1 million is not deductible for corporate income tax purposes unless it is performance-based and is paid under a plan meeting requirements set forth in Section 162(m). The Committee intends to ensure that the Company’s executive compensation programs continue to satisfy the requirements of Section 162(m). However, the Committee may determine, based on business considerations, that compensation should be paid even if it is not deductible under Section 162(m).

Dennis DeConcini Edward M. Carson H. Wilson Sundt As Members of the Compensation Committee

Compensation Committee Interlocks
And Insider Participation

     No member of the Compensation Committee was an officer or employee of the Company, or its subsidiaries, in the fiscal year ended December 31, 2003, or was formerly such an employee or had any other relationship requiring disclosure hereunder.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) the Company’s common stock, (ii) the Standard & Poor’s Small Cap 600 Stock Index (“S&P 600”) and (iii) a peer group index selected by the Company (the “Peer Group”), from July 7, 1997 (the date of the Company’s initial public offering) through December 31, 2003 (the end of the Company’s fiscal year). The Peer Group was selected by the Company on an industry basis and includes:

• Ameron International Corporation	• Foster Wheeler Corporation	• Gulf Island Fabrication, Inc.

• Granite Construction Incorporated	• Northwest Pipe Company	• Pitt-Des Moines, Inc.

• Jacobs Engineering Group Inc.	• Meadow Valley Corporation	• Fluor Corporation

• Simpson Manufacturing Co., Inc.	• Williams Industries, Inc.	• Chicago Bridge & Iron Co. N.V.

     The graph assumes that $100 was invested on July 7, 1997 in the Company’s common stock and in each of the comparison indices, and assumes that all dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

Comparison of Cumulative Total Return Among

Schuff International, Inc., the S&P 600 and the Peer Group

Total Return Analysis

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Schuff International, Inc.	$100.00	$72.73	$47.64	$52.73	$23.82	$33.82
Peer Group	$100.00	$98.54	$128.30	$161.05	$147.01	$216.87
S&P 600	$100.00	$123.81	$123.81	$130.91	$110.86	$152.47

Source:	CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of its common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the Company’s preceding fiscal year its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of August 31, 2004, the number and percentage of outstanding shares of common stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director and Named Executive Officer of the Company, and by all directors and executive officers of the Company as a group.

			Shares
	Shares		Subject to
	Beneficially		Unexercised	Percentage
Name & Address of Beneficial Owner(1)	Owned		Options(3)	Owned
David A. Schuff and Nancy A. Schuff(2),	2,553,000	(4)	—	36.1%
Scott A. Schuff and Teryl H. Schuff(2),	2,469,200	(5)	—	35.0%
Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	369,200	(6)	—	5.23%
Springhouse Capital LLC 520 Madison Avenue, 35th Floor New York, New York 10022	366,800	(7)	—	5.2%
Glen S. Davis(2)	21,132		—	*
Saied Mahdavi(2)	3,295		—	*
Ted F. Rossin(2)	5,000		—	*
Edward M. Carson(2)	56,069		11,000	*
H. Wilson Sundt(2)	24,684		2,500	*
Dennis DeConcini(2)	34,596		11,000	*
Michael R. Hill(2)	12,800		12,800	*
All Directors and Executive Officers as a group (10 persons)	5,244,885		97,900	74.3%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	This information regarding beneficial ownership of the Company’s common stock by certain beneficial owners and management of the Company is as of August 31, 2004. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 7,063,122 shares of common stock outstanding as of August 31, 2004. The persons named in the table, to the Company’s knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of each of the listed stockholders is 1841 West Buchanan Street, Phoenix, Arizona 85007.

(3)	The number of Shares Beneficially Owned includes Shares Subject to Unexercised Options which are exercisable on August 31, 2004, or within 60 days thereafter.

(4)	2,053,000 of these shares are owned by the Schuff Family Trust Under Trust Agreement dated June 28, 1983, as amended, and 500,000 of these shares are owned by the Schuff Irrevocable Trust Under Trust Agreement Dated December 31, 1996. David A. Schuff and Nancy A. Schuff, husband and wife, are co-trustees of each of the trusts and exercise voting and investment power over such shares.

(5)	2,269,200 of these shares are owned by the Scott A. Schuff Family Trust Under Trust Agreement dated March 12, 1992, as amended, and 200,000 of these shares are owned by the Scott A. Schuff Irrevocable Trust Under Trust Agreement dated December 31, 1996, as amended. Scott A. Schuff and Teryl Hall Schuff, husband and wife, are co-trustees of each of these trusts and exercise voting and investment power over such shares.

(6)	Amount based on last filed Schedule 13G/A effective December 31, 2003.

(7)	Amount based on last filed Schedule 13G/A effective May 26, 2004.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     On June 29, 2001, a holding company form of organizational structure was adopted to provide a framework that generally allows for greater administrative and operational flexibility. The new structure was consummated by the merger of Schuff Merger Company into Schuff Steel Company, which was the surviving corporation. Prior to the merger, Schuff Merger Company was a wholly-owned subsidiary of Schuff International, Inc., a holding company and initially a wholly-owned subsidiary of Schuff Steel

Company. As a result of the merger, Schuff Merger Company ceased to exist, and Schuff Steel Company became a wholly-owned subsidiary of Schuff International, Inc., with all of Schuff Steel Company’s outstanding common stock converted, on a share for share basis, into common stock of Schuff International, Inc.

     Since its inception, the Company has maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Since the closing of its initial public offering in July 1997, all transactions between the Company and its affiliated entities, executive officers, directors, or significant stockholders have been approved by a majority of the non-employee directors of the Company. The Company also believes these transactions were on terms that were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

     The Company leases some of its fabrication and office facilities from 19th Avenue/Buchanan Limited Partnership, an Arizona limited partnership (the “Schuff Partnership”). The general and limited partners of the Schuff Partnership are David A. Schuff, Scott A. Schuff, and certain of their family members. David A. Schuff is a co-founder and the Chairman of the Board of Directors of the Company, and Scott A. Schuff is a Director and the President and Chief Executive Officer of the Company. David A. Schuff and Scott A. Schuff presently are the beneficial owners of approximately 71% of the issued and outstanding common stock of the Company. See “Security Ownership of Principal Stockholders and Management.”

     The Company has three leases with the Schuff Partnership for its principal fabrication and office facilities, the property and equipment acquired in the 1997 acquisition of B&K Steel, and additional office facilities adjacent to the Company’s principal office and shop facilities. Each lease has a 20 year term and is subject to increases every five years based on increases in the Consumer Price Index. The Company’s annual rental payments for the three leases were approximately $1.0 million in 2003. During 2002, the Company amended all three leases. The annual rent was reduced to $800,000 from $1.1 million. Effective July 1, 2003, the Schuff Partnership increased the rent to the original amount.

     On April 30, 2004, the Company’s Chairman of the Board, David A. Schuff, and President and Chief Executive Officer, Scott A. Schuff, and their affiliates (the “Schuffs”) caused Schuff Acquisition Corp., an Arizona corporation wholly owned by the Schuffs (“SAC”), to commence a tender offer to acquire all of the outstanding shares of Schuff International’s common stock, not already owned by SAC and the Schuffs, for $2.17 in cash per share.

     In response to the tender offer, a special committee, comprised of the three independent members of the Board, was formed to review and evaluate the going private proposal. Following an evaluation and review of the tender offer by the special committee, and subsequent discussions with the Schuffs, the Schuffs agreed to cause SAC to increase its tender offer to $2.30 in cash per share. The tender offer was scheduled to expire at 5:00 p.m., Denver Time, on May 28, 2004, unless extended. On May 28, 2004, SAC announced that it was extending the expiration date of the tender offer to 5:00 p.m., Denver Time, on June 10, 2004, unless further extended. On June 10, 2004, SAC announced that it was extending the expiration date of the tender offer to 5:00 .m., Denver Time, on June 24, 2004, unless further extended. On June 24, 2004, SAC announced that it was extending the expiration date of the tender offer to 5:00 p.m., Denver Time, on July 29, 2004.

     The tender offer expired at 5:00 p.m., Denver Time, on July 29, 2004, at which time, approximately 849,168 shares of the common stock had been tendered and not withdrawn. On July 29, 2004, SAC announced that the number of shares tendered pursuant to its offer to purchase all of the Company’s outstanding common stock not owned by SAC was not sufficient to satisfy the non-waivable minimum tender condition of the tender offer, and that the tender offer had been withdrawn. All tendered shares of common stock were returned to their respective holders. Currently, both SAC and Schuff International are considering alternatives to the going private proposal, but have not yet determined a course of action.

     Effective June 1, 2004, the Company completed corporate name changes for three of its wholly owned subsidiaries. Bannister Steel, Inc. is now Schuff Steel — Pacific, Inc.; Six Industries, Inc. is now Schuff Steel — Gulf Coast, Inc.; and Addison Steel, Inc. is now Schuff Steel — Atlantic, Inc.

Disclosure with Respect to the Company’s Equity Compensation Plans

     The Company maintains the 1997 Stock Option Plan (the “1997 Plan”), the 1998 Director Compensation Plan (the “1998 Plan”) and the 1999 Employee Stock Purchase Plan (the “ESPP”), pursuant to which it may grant equity awards to eligible persons.

     The Company currently does not intend to issue additional shares under the ESPP, because the maximum number of shares authorized for issuance under the Plan has been purchased.

     The following table gives information about equity awards at December 31, 2003 under the Company’s 1997 Plan, the 1998 Plan and the ESPP.

			Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	future issuance under equity
	of outstanding options	outstanding options	compensation plans
Equity compensation plans approved by security holders	1,130,174 (1)	$5.54	1,722,463 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,130,174	$5.54	1,722,463

(1)	Of these options, 1,123,674 are outstanding under the 1997 Plan and 6,500 are outstanding under the 1998 Plan.

(2)	Of these securities, 82,157 remain available for purchase under the ESPP. The remaining 1,640,306 are options available for grant under the 1997 Plan.

Amounts indicated in the table above do not reflect the 1,500 stock options granted to the independent members of the Board on March 17, 2004 at the exercise price of $1.89 under the 1998 Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

The principal independent public accounting firm we used during 2003 was Deloitte & Touche LLP. The following reflects various fees paid to Deloitte & Touche LLP during 2003.

Fees Paid to Deloitte & Touche LLP

     The following table shows the fees paid or accrued by the Company for the audit and other services provided by the Company’s accountants for the fiscal years ended December 31, 2002 and 2003:

	2003	2002
Audit fees for the years ended December 31 and fees for the review of financial statements included in the quarterly reports on Form 10-Q	$418,675	$319,000

Audit-Related Fees(1)	$33,000	$32,400
Tax Fees	-0-	-0-
Other Services Fees	-0-	-0-

Total:	$451,675	$351,400

(1)	Includes accounting and financial reporting services related to the Company’s 401(k) plan audits, and attendance at Audit Committee meetings.

All services described above were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval

     The Audit Committee is responsible for reviewing and pre-approving both audit and permissible non-audit services to be provided by the independent accountant. This pre-approval duty may be delegated to one or more designated members of the Audit Committee, provided that any pre-approval given by such delegate(s) must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee’s pre-approval policies and procedures as described herein are included within the Audit Committee Charter.

Change in Independent Registered Accounting Firm

     On September 8, 2004, the Company notified Deloitte & Touche LLP (“Deloitte”) of its decision to dismiss Deloitte as its independent registered public accounting firm. McGladrey & Pullen, LLP (“McGladrey”) has been selected to replace Deloitte as its independent registered public accounting firm, subject to completion of McGladrey’s customary client acceptance procedures. The decision to dismiss Deloitte and to select McGladrey, which was made to reduce the costs of compliance with SEC accounting rules, was approved by the Company’s Audit Committee on September 3, 2004 and subsequently approved by the Board of Directors with an effective date of September 8, 2004.

      Deloitte’s audit reports on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2003 and December 31, 2002, respectively, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte’s independent auditors’ report on the Company’s 2002 financial statements contained an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets with infinite lives as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was effective January 1, 2002.

      During the Company’s two most recent fiscal years and in the subsequent interim period through September 8, 2004, the Company did not have any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports; except that, in performing its review of the Company’s consolidated financial statements for the quarterly report on Form 10-Q for the quarter ended September 30, 2003, Deloitte had a disagreement with management over the Company’s accounting for a significant construction contract. Subsequently, management recorded an adjustment to reduce revenues by $1,250,000, which is reflected in its quarterly report on Form 10-Q for the quarter ended September 30, 2003 as a significant audit adjustment. As a result of recording the adjustment, the disagreement was resolved to the satisfaction of Deloitte.

      Deloitte has advised the Company that it agrees with the first sentence of the first paragraph of the section entitled Change in Independent Registered Accounting Firm above, and with the statements made in the second and third paragraphs above.

     Representatives of Deloitte and McGladrey will attend the annual meeting, have an opportunity to make a statement, and will be available to answer questions.

STOCKHOLDER PROPOSALS AND NOMINATIONS

     Stockholder proposals for the 2005 Annual Meeting, which is anticipated to be held in May 2005, should be received at the principal executive offices of the Company by January 25, 2005, but in no event later than a reasonable time prior to the printing of the proxy materials, to be considered for inclusion in the Company’s proxy materials relating to such meeting.

     Under our Bylaws, if you wish to nominate directors or bring other business before the stockholders at the 2005 Annual Meeting of Stockholders:

•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates.

•	You should notify the Secretary in writing no later than January 25, 2005, which is 120 days prior to the anticipated dated of the 2005 Annual Meeting of Stockholders, but in no event later than a reasonable time prior to the printing of the proxy materials.

•	Your notice must contain the specific information required in our Bylaws.

     A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

SCHUFF INTERNATIONAL, INC.

Scott A. Schuff President and Chief Executive Officer

September 15, 2004

Proxy - Schuff International, Inc.

Annual Meeting of Stockholders — October 12, 2004

Address:	Schuff International, Inc.
1841 W. Buchanan Street
Phoenix, Arizona 85007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Scott A. Schuff and Michael R. Hill, and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Schuff International, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Schuff International, Inc., 1841 W. Buchanan Street, Phoenix, Arizona on Tuesday, October 12, 2004, at 10:00 a.m. local time, and at any adjournments thereof, with all the powers the undersigned would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR THE DIRECTORS NOMINATED AND RECOMMENDED BY THE BOARD AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and return the proxy card promptly using the enclosed envelope.

Schuff International, Inc.

MR A SAMPLE
DESIGNATION (IF ANY)
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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A
Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - David A. Schuff	☐	☐
02 - Scott A. Schuff	☐	☐
03 - Edward M. Carson	☐	☐

	For	Withhold
04 - Dennis DeConcini	☐	☐
05 - H. Wilson Sundt	☐	☐
06 - Michael R. Hill	☐	☐

B
Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign EXACTLY as your name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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1 U P X            H H H            P P P P 004146